For period ending 06/30/03
File number 811 - 04692


77(C). Matters submitted to a vote of security holders.

     a) Meeting of shareholders - February 28, 2003

          (1) Directors elected: R. Michael Barth, Collette D. Chilton, Nancy Englander, David I. Fisher, Khalil Foulathi, Beverly L. Hamilton, David F. Holstein, Raymond Kanner, Victor D. Kohn, Helmut Mader, William Robinson, Robert Ronus, Gerrit Russelman, Aje K. Saigal, Shaw B. Wagener.

          (2)  Ratification  or  rejection  of the  selection  by the  Board  of
               Directors  of  PricewaterhouseCoopers   LLP  as  the  independent
               accountant

               Votes:            Affirmative        Against         Abstain

               201,980,792       189,793,771        12,122,289      64,732